Exhibit (4)(b)

ALPINE SERIES TRUST
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made September 27, 2011 by and between Alpine Series Trust (the "Trust"), on behalf of the series listed on Schedule A (the “Funds”), and Alpine Woods Capital Investors, LLC (the "Adviser"):
W I T N E S S E T H:

WHEREAS, the Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and an open-end, management investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and will serve as the investment adviser of the Funds;

NOW, THEREFORE, the parties hereto agree as follows:

1.
The Adviser agrees to pay, waive or absorb the ordinary operating expenses of the Funds (including any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions and extraordinary expenses of the Funds) ("Operating Expenses"), which exceed the aggregate per annum rate (listed on Schedule A) of the Funds' average daily net assets (the "Expense Limitation").

2.
The Expense Limitation will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Funds and the Adviser (or an affiliate of the Adviser) is terminated by the Trust without the consent of the Adviser or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.

3.
The Trust, on behalf of the Funds, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to the Funds for, any Operating Expenses of the Funds in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the Funds for any year to exceed the Expense Limitation. This agreement of the Trust to reimburse the Adviser for excess expenses of the Funds paid, waived or absorbed by the Adviser shall terminate in the event the Adviser or any affiliate of the Adviser terminates any agreement now in effect between the Trust on behalf of the Funds and the Adviser (or any affiliate of the Adviser) without the consent of the Trust (other than a termination resulting from an assignment).

4.
This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.
The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Funds.

6.	This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ALPINE SERIES TRUST

By:	/s/ Ronald G. Palmer Jr.
Ronald G. Palmer Jr.

Title:	Chief Financial Officer

Date:	September 27, 2011

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Samuel A. Lieber

Title:	Chairman/CEO

Date:	September 27, 2011

ALPINE SERIES TRUST
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	CLASS	EXPENSE CAP
Alpine Dynamic Balance Fund	Institutional	1.35%
	Class A	1.60%

Alpine Dynamic Dividend	Institutional	1.35%
	Class A	1.60%

Alpine Dynamic Financial Services Fund	Institutional	1.35%
	Class A	1.60%

Alpine Dynamic Innovators Fund	Institutional	1.35%
	Class A	1.60%

Alpine Dynamic Transformations Fund	Institutional	1.35%
	Class A	1.60%

Alpine Accelerating Dividend Fund	Institutional	1.35%
	Class A	1.60%

Last Updated and Approved by
the Board of Trustees on:

September 27, 2011

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